Exhibit 4.2
[LOGO]
ARISTEIA CAPITAL
August 28, 2008

Ms. Diana L. Kubik
Chief Financial Officer
Evergreen Energy Inc.
1225 17th Street
Suite 1300
Denver, CO 80206

Re: 3(a)(9) Exchange

Dear Diana:

This letter agreement (this “Agreement”) confirms our agreement to exchange (the “Exchange”) $18,750,000 in aggregate principal amount of the 8.00% CONVERTIBLE SECURED NOTES DUE 2012 (the “Notes”), Cusip No.  30024BAA2, of  Evergreen Energy Inc. (the “Company”), a Delaware corporation, for an aggregate of 10,500,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”), on terms specified below:

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company agrees to issue to each fund listed in column (1) of Schedule I attached hereto (each, a “Fund” and together, the “Funds”) on the Initial Closing Date (as defined below) that number of shares of Common Stock as is set forth opposite such Fund’s name in column (2) of Schedule I attached hereto in exchange for that principal amount of the Notes as is set forth opposite such Fund’s name in column (3) of Schedule I attached hereto.

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company agrees to issue to each Fund on the Additional Closing Date (as defined below) that number of shares of Common Stock as is set forth opposite such Fund’s name in column (4) of Schedule I attached hereto in exchange for that principal amount of Notes as is set forth opposite such Fund’s name in column (5) of Schedule I attached hereto.

The date and time of the initial closing (the “Initial Closing Date”) shall be 10:30 a.m., New York City time, on August 29, 2008 after notification of satisfaction (or waiver) of the conditions to the initial closing set forth in Sections 4 and 5 below (or such later date as is mutually agreed to by the Company and each Fund). The date and time of the additional closing (the “Additional Closing Date” and together with the Initial Closing

Date, each a “Closing Date”) shall be 10:30 a.m., New York City time, on September 2, 2008 after notification of satisfaction (or waiver) of the conditions to each closing set forth in Sections 4 and 5 below (or such other date as is mutually agreed to by the Company and each Fund); provided, that if one or more Funds are prohibited from exchanging its Notes for Common Stock because it would cause such Fund’s beneficial ownership in the Common Stock to exceed the Maximum Percentage (as defined below), such Fund may extend the Additional Closing Date by no more than three (3) trading days and such Fund shall use it reasonable best efforts to take such actions reasonably necessary to allow the exchange to occur on the Additional Closing Date (as extended).  If, despite such Fund’s reasonable best efforts, it is still unable to exchange the Notes for Common Stock without breaching the Maximum Percentage, such Fund’s obligation to exchange Notes for Common Stock will be reduced to the maximum amount permitted without breaching the Maximum Percentage.

Notwithstanding the foregoing, no Fund shall have the right to exchange Notes for Common Stock or any obligation to exchange Notes for Common Stock to the extent that after giving effect to such exchange, such Fund (together with such Person’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exchange.  For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company hereby represents and warrants that the number of outstanding shares of Common Stock, prior to giving effect to the transactions contemplated here, is at least 84,651,000 and prior to the consummation of the transactions contemplated hereby, the Company covenants and agrees that it will promptly notify each Fund of any decrease in such number.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

The Exchange will be subject to the following terms and conditions:

(1)	The Funds will privately exchange the Notes for the Common Stock, subject to the following settlement payment and other terms:

a.
Each Fund will receive unlegended Common Stock on each Closing Date that may be sold without restrictions into the public market, subject to the accuracy of such Fund’s representations in Section 3 below.

b.
The Common Stock issuable and deliverable upon the exchange of the Notes shall be transferred by Deposit / Withdrawal at Custodian (DWAC) to each Fund’s DTC participant account #0005 (Goldman Sachs & Co.).  Each of the Funds shall deliver the Notes being exchanged by them to the Company as promptly as practicable after the Exchange.

c.
Each Fund that represents the principal amount of the Notes as is set forth opposite such Fund’s name in columns (3) and (5) of Schedule I attached hereto hereby agrees to consent to the amendments to the Indenture governing the Notes set forth in the Supplemental Indenture attached hereto as Exhibit A (the “Supplemental Indenture”).  Notwithstanding the provisions of Section 8(c) hereto, such consent is subject to all provisions of this Agreement and all transactions contemplated hereby, not being invalid, in whole or in part, and Company’s compliance with all of its obligations under this Agreement and the terms and conditions of the indenture governing the Notes (as amended or modified, the “Indenture”).

d.
Notwithstanding anything to the contrary contained in the Indenture or otherwise, with respect to any guarantees by any subsidiaries of the Company contained in the Indenture, the Company and each of the Funds hereby agrees that each such guarantee issued pursuant to the Indenture, prior to each exchange of Notes for Common Stock hereunder, shall be null and void with respect to such Notes being exchanged such that, at the time of each Exchange, such Notes being exchanged shall not be guaranteed securities and shall be solely securities of the Company.

For the avoidance of doubt, the Exchange is not conditioned on the approval of the requisite holders of Notes needed to approve the Supplemental Indenture or the transactions contemplated thereby or the effectiveness of such Supplemental Indenture.

(2)        The Company represents, warrants and agrees that:

a.	The Company shall comply with all, and this transaction shall not contravene any, applicable securities laws and the rules and regulations promulgated thereunder, including Section 3(a)(9) of the Act.

b.	The Company shall not negotiate or consummate any exchanges with any other holders of its securities under 3(a)(9) during the period beginning today and ending 10 trading days from the date hereof.

c.	The Company has a sufficient number of authorized and unissued shares of Common stock to consummate the exchange.

e.	To the knowledge of the Company, no Event of Default (as defined in the Notes) has occurred and is continuing as of the date hereof.

f.
The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

g.
The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, taken as a whole, or on the transactions contemplated by this Agreement or by the agreements and instruments to be entered into in connection with this Agreement, or on the authority or ability of the Company to perform its obligations under this Agreement.

h.
The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to issue the Common Stock as required by and in accordance with the terms hereof.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the exchange and issuance of the Common Stock for the Notes have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders.

i.
The Company has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

j.
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the exchange and issuance of the Common Stock will not (i) result in a violation of the Certificate of Incorporation of the Company, any capital stock of the Company or the Bylaws of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The NYSE Arca Exchange (the “Principal Market”)) applicable to the Company or by which any property or asset of the Company is bound or affected.

k.
The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, in each case in accordance with the terms hereof, other than obtaining other consents and execution of the Supplemental Indenture by the Trustee to effectuate the amendments to the Indenture.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the applicable Closing Date (other than obtaining other consents and execution of the Supplemental Indenture by the Trustee to effectuate the amendments to the Indenture), and the Company and is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.  The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

l.
There is no action, suit, proceeding, inquiry or investigation before or by either Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s officers or directors in their capacities as such, that is expected to have a Material Adverse Effect.

m.	The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Act.

n.
Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at each of the Closings, will not be Insolvent (as defined below).  For purposes of this Section 2(n), "Insolvent" means, with respect to any person, (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

o.
To the Company’s knowledge, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

p.
For the purposes of Rule 144 under the Act, the Company acknowledges that the holding period of the Common Stock issued hereunder may be tacked onto the holding period of the Notes, and the Company agrees not to take a position contrary to this Section.  All shares of Common Stock issued hereunder shall be issued without any restrictive legend.

(3)	Each Fund, severally and not jointly, hereby represents and warrants that:

a.
such Fund has the requisite power and authority to enter into this Agreement and to perform its obligations under and the transactions contemplated by this Agreement on behalf of the Funds, and the representations and warranties contained in (b) through (f) below are accurate with respect to such Fund;

b.	such Fund has not acted on behalf of the Company and has received no commission or remuneration from the Company other than as contemplated in this Agreement;

c.	such Fund was not solicited by anyone on behalf of the Company to enter into this transaction, and it has not solicited any other holder of the Company’s Notes to participate in this transaction;

d.
such Fund has sufficient knowledge and experience in financial and business matters so as to be capable of bearing the economic risks of participation in this transaction, and it is capable of evaluating the merits and risks of participating in this transaction, including any risks associated with surrendering any rights related to the Notes in exchange for the rights and risks related to the Common Stock; and

e.
neither such Fund nor any of its affiliates is, and for three months immediately preceding the date hereof, has been an officer, director or “beneficial owner” (as defined for purposes of Rule 13d-3 of the Exchange Act) of 10% or more of the Company’s Common Stock.

(4)	Conditions to the Company’s obligations hereunder on each of the applicable Closing Dates:

The obligations of the Company to each Fund hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing such Fund with prior written notice thereof:

a.	Each Fund shall have executed this Agreement and delivered the same to the Company.

b.
The representations and warranties of each Fund in Section 3 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and each Fund shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.

(5)	Conditions to each Fund’s obligations hereunder on each of the applicable Closing Dates:

The obligations of each Fund hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for each such Fund’s sole benefit and may be waived by such Fund at any time in its sole discretion by providing the Company with prior written notice thereof:

a.	The Company shall have duly executed and delivered to each Fund (i) this Agreement and (ii) the Common Stock being issued to such Fund at the applicable Closing pursuant to this Agreement.

b.
The representations and warranties of the Company in Section 2 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.  Each Fund shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the applicable Closing Date, to the foregoing effect in the form attached hereto as Exhibit B.

c.
The Common Stock (A) shall be designated for quotation or listed on the Principal Market and (B) shall not have been suspended, as of the applicable Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the applicable Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

d.
The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of the Securities, including, without limitation, any approvals or notifications required by the Principal Market.

(6)	Termination.

In the event that the Closings do not occur by the sixth (6th) trading date after the date hereof, due to the Company’s or any Fund’s failure to satisfy the conditions set forth in Sections 4 and 5 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate their obligations to consummate the transactions contemplated hereby at the close of business on such date without liability of any party to any other party.

(7)	Additional Covenants.

a.	Each party shall use its best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 4, 5 and 7 of this Agreement.

b.
On the first business day following the date of this Agreement, on or before 8:30 a.m., New York City time, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act (the “8-K Filing”).  As of the date and time of the filing of the 8-K Filing with the SEC, the Company hereby acknowledges and agrees that no Fund is in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  Until the six month anniversary of the date hereof, the Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Fund with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Fund.  Subject to the foregoing, neither the Company, its subsidiaries nor any Fund shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Funds, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Fund shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).  Without the prior written consent of each Fund, neither the Company nor any of its subsidiaries or affiliates shall disclose the name of any Fund in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the Principal Market.

c.
If the Company shall fail for any reason or for no reason to issue to any Fund the shares of Common Stock required to be issued hereunder by electronic delivery at the applicable balance account at DTC on any Closing Date, and if on or after such Closing Date any Fund (in an open market transaction or otherwise) purchases shares of Common Stock to deliver in satisfaction of a sale by such Fund of the shares for Common Stock that such Fund anticipated receiving without legend from the Company (a “Buy-In”), then the Company shall, within three (3) trading days after any Fund’s request and in such Fund’s discretion, either (i) pay cash to such Fund in an amount equal to such Fund’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to such Fund such unlegended shares of Common Stock as provided above and pay cash to the Fund in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sale price of the stock on the day prior to the applicable Closing Date.

(8)	Miscellaneous.

a.
This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

b.	The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

c.
If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

d.
All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e.
This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

f.
Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

g.	The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

h.
This Agreement supersedes all other prior oral or written agreements between the Funds, the Company, their affiliates and persons or entities (“Persons”) acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Fund makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Fund.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  The Company has not, directly or indirectly, made any agreements with any of the Funds relating to the terms or conditions of the transactions contemplated hereby except as set forth herein.

i.
Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, CO 80206
Telephone:  (303)293-2992
Facsimile:   (303)293-8430
Attention:  Ms. Diana L. Kubik
                 Chief Financial Officer

If to any Fund:
c/o Aristeia Capital, L.L.C.
136 Madison Ave, 3rd Floor
New York, NY 10016
Telephone:  (212)842-8900
Facsimile:   (212)842-8901
Attention:  William R. Techar
                 Member of the Manager

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

j.	The representations and warranties of the Company and the Funds contained herein and the agreements and covenants set forth herein shall survive the Closings.

k.
Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the

Funds.  The Company therefore agrees that each Fund shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

Please sign to acknowledge agreement with the above terms and return by fax to the undersigned.

                            Aristeia International Limited

                            By: /s/William R Techar
                            Name:  William R. Techar
                            Title:  Member of the Manager

                            Aristeia Special Investments Master, L.P.

                            By: /s/William R Techar
                            Name:  William R. Techar
                            Title:  Member of the Manager

                            Aristeia Partners, L.P.

                            By: /s/William R Techar
                            Name:  William R. Techar
                            Title:  Member of the Manager

Acknowledged and agreed to:

Evergreen Energy Inc.

By: /s/ Diana L Kubik
Name:  Diana L. Kubik
Title:  Vice-President and Chief Financial Officer

SCHEDULE I

(1)	(2)	(3)	(4)	(5)
Fund	Initial Closing Number of Shares of Common Stock	Initial Closing Principal Amount of Notes	Additional Closing Number of Shares of Common Stock	Additional Closing Principal Amount of Notes

Aristeia International Limited	5,880,000	$10,500,000	1,655,360	$2,956,000
Aristeia Special Investments Master, L.P.	1,680,000	$3,000,000	454,160	$811,000
Aristeia Partners, L.P.	672,000	$1,200,000	158,480	$283,000